Filed pursuant to Rule 424(b)(3)
                                                             File No. 333-119338

[LOGO]  DEARBORN CAPITAL
        MANAGEMENT, LLC                                            July 15, 2005

       SUPPLEMENT DATED JULY 15, 2005 TO PROSPECTUS DATED DECEMBER 1, 2004


Dear Investor(s):

                 GRANT PARK FUTURES FUND JUNE PERFORMANCE UPDATE

                                                           2005
FUND                                        JUNE           YTD                   TOTAL NAV        NAV/UNIT
GRANT PARK FUTURES FUND CLASS A UNITS       1.89%         -2.66%                   $61M          $1,074.147
GRANT PARK FUTURES FUND CLASS B UNITS       1.81%         -3.13%                   $235M          $955.331

                                                           2005       % OF
TRADING ADVISORS                            JUNE           YTD        FUND
    Rabar Market Research (Div)             3.65%         -5.40%       21%
    EMC Capital Management (Classic)        1.92%          0.59%       20%
    Eckhardt Trading (Global)               1.65%          2.71%        9%
    Graham Capital Management (GDP)         1.76%        -10.73%       20%
    Winton Capital Management (Div)         2.29%          7.45%       20%
    Saxon Investment Corp (Div)            -2.49%         -9.20%       10%

              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES


June was profitable for the Grant Park Futures Fund. Profits were earned in the interest rate, currency and stock indices sectors, while losses were attributed to energies, agriculturals/softs and metals.

INTEREST RATES
Long positions in European interest rates proved profitable as prices advanced following a reduction in European economic growth forecasts, which raised the likelihood that the European Central Bank would cut interest rates in the near future. Additional profits were earned in long Japanese government bond positions, which rallied amid signs that that nation's economy was continuing to struggle.

CURRENCIES
Short positions in European currencies earned profits as they declined against the U.S. dollar following the rejection of the proposed E.U. constitution by French and Dutch voters. The euro, Swiss franc, and British pound all declined against the U.S. dollar. The U.S. dollar continued its rise following news that the April U.S. trade deficit was smaller than expected. Increasing speculation that the European Central Bank could cut interest rates in the near future, as noted above, also helped to push the euro lower.

STOCK INDICES
Long positions in European stock indices were additionally profitable, as news of continuing U.S. economic growth eased fears of a slowdown in European exports and boosted equity prices in Europe.

            555 West Jackson  Suite 600  Chicago, IL 60661  312.756.4450
                        312.756.4452 fax    800.217.7955
      Performance Hotline: 866.516.1574 (Toll Free)  www.dearborncapital.com

Oil companies were particularly strong performers, as energy prices remained high. Mining stock benefited from higher metal prices as well.

End of the month reversals in commodity markets, particularly in the energy complex and agricultural markets, wiped out earlier gains and generated losses for the month. Additional losses were generated in various positions in the metals sector.

INVESTOR NEWS:

We would like to notify you that we will be updating our December 1, 2004 prospectus and subscription agreement with a new prospectus and subscription agreement anticipated to be dated September 1, 2005. As of this date subscriptions for new or additional units must be submitted only on the new form. Please contact our offices at funds@dearborncapital.com to request a copy of the new prospectus and subscription agreement once it becomes available.

Please contact our backoffice at funds@dearborncapital.com if you would like access to our website. The website contains daily Fund performance as well as weekly and monthly Fund performance with commentary. Other Fund statistics and information are also included. Please specify a user ID and password on your request. If you have any questions or concerns regarding your account, please do not hesitate to call our offices at (312) 756-4450.

Sincerely,


/s/ David Kavanagh

David Kavanagh
President


Enclosures


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
                 FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK
                     AND IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                          OFFERING BY PROSPECTUS ONLY

  DAILY FUND PERFORMANCE IS AVAILABLE ON OUR WEBSITE AT WWW.DEARBORNCAPITAL.COM
    ALONG WITH WEEKLY COMMENTARY. PLEASE E-MAIL FUNDS@DEARBORNCAPITAL.COM TO REQUEST ACCESS. WEEKLY PERFORMANCE INFORMATION IS ALSO AVAILABLE ON OUR
      PERFORMANCE HOTLINE AT (312)788-2272 OR (866) 516-1574 (TOLL FREE).


            555 West Jackson  Suite 600  Chicago, IL 60661  312.756.4450
                        312.756.4452 fax    800.217.7955
      Performance Hotline: 866.516.1574 (Toll Free)  www.dearborncapital.com

                  GRANT PARK FUTURES FUND, LIMITED PARTNERSHIP
                                ACCOUNT STATEMENT
                       (PREPARED FROM BOOKS WITHOUT AUDIT)
                        FOR THE MONTH ENDED JUNE 30, 2005

                                                 MONTH          YEAR TO DATE         MONTH          YEAR TO DATE
                                               (A UNITS)         (A UNITS)         (B UNITS)         (B UNITS)
                                                IN US $           IN US $           IN US $           IN US $
                                                 ------            ------            ------           -------

STATEMENT OF INCOME

TRADING INCOME (LOSS):
Realized Trading Income (Loss)..........         1,729,191        (1,449,029)        6,491,087        (3,629,217)
Change in Unrealized Income (Loss)......          (142,309)        1,625,014          (534,203)        5,882,768
Brokerage Commissions...................           (62,662)         (308,211)         (235,222)       (1,061,811)
Exchange, Clearing Fees and NFA charges.           (15,098)          (31,291)          (56,675)         (111,193)
Other Trading Costs.....................             1,969          (148,791)            7,392          (503,224)
Change in Accrued Commissions...........            (4,138)           (9,786)          (15,533)          (37,443)
                                               -----------      ------------       -----------       -----------
   NET TRADING INCOME (LOSS)............         1,506,953          (322,094)        5,656,846           539,880
                                               -----------      ------------       -----------       -----------
OTHER INCOME:
Interest, U.S. Obligations..............            60,547           363,796           227,281         1,256,667
Interest, Other.........................            88,619           454,465           332,662         1,578,968
                                               -----------      ------------       -----------       -----------
   TOTAL INCOME (LOSS)..................         1,656,119           496,167         6,216,789         3,375,515
                                               -----------      ------------       -----------       -----------
EXPENSES:
Incentive Fees to Trading Managers......           113,697           359,992           426,800         1,283,684
Administrative Fees.....................            18,650           116,219            70,009           399,858
O&O Expenses............................            10,657            66,411           180,024         1,028,205
Brokerage Expenses......................           333,037         2,075,346         1,300,171         7,425,917
Illinois Replacement Tax................       -----------      ------------       -----------       -----------
   TOTAL EXPENSES.......................           476,041         2,617,968         1,977,004        10,137,664
                                               -----------      ------------       -----------       -----------
      NET INCOME (LOSS).................         1,180,078        (2,121,801)        4,239,785        (6,762,149)
                                               ===========      ============       ===========       ===========
STATEMENT OF CHANGES IN NET ASSET VALUE

Beginning Balance.......................        61,836,894        69,683,894       228,887,201       219,970,138
Additions...............................           453,000         5,395,679         4,938,375        35,695,649
Net Income (Loss).......................         1,180,078        (2,121,802)        4,239,785        (6,762,149)
Redemptions.............................        (2,556,576)      (12,044,375)       (2,784,787)      (13,623,064)
                                               -----------      ------------       -----------       -----------
BALANCE AT JUNE 30, 2005................        60,913,396        60,913,396       235,280,574       235,280,574
                                               ===========      ============       ===========       ===========
Total Units Held at End of The Period...                        56,708.61965                       246,281.81091
Net Asset Value Per Unit................                           1,074.147                             955.331
Rate of Return..........................              1.89%            -2.66%             1.81%            -3.13%

                   TO THE BEST OF MY KNOWLEDGE AND BELIEF THE
             INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.


                                /s/ David Kavanagh
                            -------------------------
                            DAVID KAVANAGH, PRESIDENT
                      FOR DEARBORN CAPITAL MANAGEMENT, LLC
         GENERAL PARTNER OF GRANT PARK FUTURES FUND LIMITED PARTNERSHIP